Exhibit 14.1

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL

OFFICERS

OF VIRGIN MEDIA INC.

This Code of Ethics (the “Code of Ethics”) applies to the principal executive officer, the principal financial officer, the principal accounting officer or controller of Virgin Media Inc. (the “Company”), or other persons performing similar functions for the Company, and to the principal executive officer, the principal financial officer, the principal accounting officer or controller of each of Virgin Media Investment Holdings Limited and Virgin Media Investments Limited, each a wholly owned subsidiary of the Company, or other persons performing similar functions (collectively, the “Senior Officers”), and sets forth specific policies to guide you in the performance of your duties.

The Company’s Code of Conduct (the “Code of Conduct”), which this Code of Ethics is intended to supplement, sets forth fundamental principles and key policies and procedures that govern the conduct of all of us in our business. You are bound by the requirements and standards set forth in the Company’s Code of Conduct, as well as those set forth in this Code of Ethics and other applicable policies, procedures, and guidelines provided by the Company to employees.

Compliance with Law, Rules and Regulations

The Company is committed to conducting its business in accordance with all applicable laws, rules and regulations and in accordance with high standards of business ethics. The Company is likewise committed to full and accurate financial disclosure in compliance with all applicable laws, rules and regulations and to maintaining its books and records in accordance with applicable accounting policies, laws, rules and regulations.

As a Senior Officer, you must comply with applicable laws and regulations, and you also have a responsibility to conduct yourself in an honest and ethical manner. You have leadership responsibilities that include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

If a law conflicts with a policy of this Code of Ethics, you must comply with the law; however, if a local custom or policy conflicts with this Code of Ethics, you must comply with this Code of Ethics.

Conflicts of Interest

A conflict of interest occurs when your private interests interfere in any material way—or even appear to interfere—with the interests of the Company as a whole. You must conduct the Company’s business in an honest and ethical manner, including the ethical handling or avoidance of actual or apparent conflicts of interest between personal and professional relationships, and never act in a manner that could cause you to lose your independence and objectivity or that could adversely affect the confidence of our customers and suppliers or your fellow employees in the integrity of the Company or its procedures.

Although we cannot list every conceivable conflict, you must disclose any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the Company’s General Counsel or a member of the Audit Committee of the Board of Directors (the “Audit Committee”) for proper approval or resolution. The following are some common examples that illustrate actual or apparent conflicts of interest to be avoided:

Improper Personal Benefits from the Company

Conflicts of interest arise when you or a member of your family receives improper personal benefits as a result of your position in the Company. You may not accept any benefits from the Company that have not been duly authorized and approved pursuant to Company policy and procedure, including any Company loans or guarantees of your personal obligations.

Financial Interests in Other Businesses

Neither you nor your immediate family members may have an ownership interest in any other enterprise if that interest compromises or appears to compromise your loyalty to the Company. For example, in general, you may not own an interest in a company that competes with the Company. Also, in general, you may not own an interest in a company that does business with the Company (such as a Company customer or supplier) without the prior written approval of the Audit Committee before making any such investment. However, it is not typically considered a conflict of interest (and, therefore, prior written approval of the Audit Committee is not required) to make investments with a total value of no more than two percent (2%) of your annual compensation in competitors, customers or suppliers that are listed on a national or international securities exchange.

Business Arrangements with the Company

Without the prior written approval of the Audit Committee, you may not participate in a joint venture, partnership or other business arrangement with the Company or any of its affiliates.

Corporate Opportunities

As a Senior Officer, you owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. You are prohibited from taking for yourself personally opportunities that are discovered through the use of corporate property or information or your position at the Company, such as from a competitor or actual or potential customer, supplier or business associate of the Company (including a principal, officer, director or employee of any of the above), without the consent of the Audit Committee. Similarly, you may not use corporate property, information or your position for personal gain, nor may you compete with the Company.

Outside Employment or Activities with a Competitor

Except as specifically approved in writing by the Audit Committee, the Company expects that you will devote your full business time to your employment with the Company. Simultaneous employment with or serving as a director of a competitor of the Company is strictly prohibited, as is any activity that is intended to or that you should reasonably expect to advance a competitor’s interests. You may not market products or services in competition with the Company’s current or potential business activities. It is your responsibility to consult with the Company’s General Counsel to determine whether a planned activity will compete with any of the Company’s business activities before you pursue the activity in question.

Outside Employment with a Customer or Supplier

Without the prior written approval of the Audit Committee, other than for commercial services obtained in the ordinary course of business, you may not be a business customer or be employed by, serve as a director of or represent a customer of the Company. Similarly, without the prior written approval of the Audit Committee, you may not be a supplier or be employed by, serve as a director of or represent a supplier to the Company. Nor may you accept, directly or indirectly, money or benefits of any kind from a third party as compensation or payment for any advice or services that you may provide to a client, supplier or anyone else in connection with its business with the Company.

Charitable, Government and Other Outside Activities

You must obtain the prior written approval of the Audit Committee before serving as a director or trustee of any charitable, not-for-profit, for-profit, or other entity (other than a housing association or flat management company) or before running for election or seeking appointment to any government-related position.

Family Members Working in The Industry

If your spouse or significant other, your children, parents, or in-laws, or someone else with whom you have a familial relationship is a competitor, supplier or customer of the Company or is employed by one, you must disclose the situation to the Audit Committee so that the Company may assess the nature and extent of any concern and how it can be resolved. You must carefully guard against inadvertently disclosing the Company’s confidential information and being involved in decisions on behalf of the Company that involve the other such company.

At least once per year, the Company will distribute a conflict of interest questionnaire to you. You must answer all questions fully and accurately and must certify as to the accuracy of the information given.

Responses to the conflict of interest questionnaire will be reviewed by the Company’s General Counsel, who will collect any additional information or documentation needed or helpful, to determine whether actual or potential conflicts exist, and whether a resolution or mitigation plan is required to address such actual or potential conflicts.

The Company’s General Counsel will then classify questionnaire responses into appropriate categories and will submit the completed conflict of interest questionnaires to the Audit Committee with recommendations of any specific mitigation plans needed to address in an ethical manner identified conflicts or potential conflicts.

Insider Trading

As a Senior Officer, you have access to non-public information regarding the Company and other entities and are not permitted to use or share that information for purposes of trading securities of the Company or such other entity or for any other purpose except the conduct of our business. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is unethical and illegal. If you have any questions, please consult the General Counsel of the Company.

Disclosures

As a public company, the Company is required to file various periodic and continuous reports with the U.S. Securities and Exchange Commission and as required by the U.K. Listing Authority. It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission and other regulatory bodies, and in all other public communications made by the Company.

Reporting of Violations of Code of Ethics

If you have questions about this Code of Ethics or are in doubt about the best course of action in a particular situation, you should seek guidance from the Company’s General Counsel or any member of the Audit Committee. If you know of or suspect a violation of applicable laws or regulations or this Code of Ethics, you must immediately report that information to the Company’s General Counsel or a member of the Audit Committee. Failure to report a suspected violation of this Code of Ethics is itself a violation of this Code of Ethics. No one will be subject to retaliation because of a good faith report of suspected misconduct.

Accountability

All reported violations will be promptly investigated and treated confidentially to the greatest extent possible. The Company intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with this Code of Ethics and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Senior Officers who violate this Code of Ethics and/or other Company policies and procedures will be subject to disciplinary actions, up to and including suspension or discharge.

In addition, disciplinary measures, up to and including suspension or discharge, will be taken against any Senior Officer who directs or approves infractions or has knowledge of them and does not promptly report and correct them in accordance with Company policies.

Waivers of the Code of Ethics

The Company will waive application of the policies set forth in this Code of Ethics only when circumstances warrant granting a waiver, and then only in conjunction with any appropriate monitoring of the particular situation. Waivers from this Code of Ethics may be made only by the Board of Directors and will be disclosed as required by applicable law, rules and regulations.

No Rights Created

This Code of Ethics is not intended to and does not constitute an employment contract or assurance of continued employment and does not create any rights in any Senior Officer, employee, customer, supplier, competitor, stockholder of the Company or any other person or entity.

ACKNOWLEDGMENT FORM

I have received and read the Code of Ethics for Principal Executive and Senior Financial Officers (the “Code of Ethics”) of Virgin Media Inc. (the “Company”), and I understand its contents. I agree to comply fully with the standards contained in the Code of Ethics and the Company’s related policies and procedures. I understand that I have an obligation to report to the Company’s General Counsel or any member of the Audit Committee any suspected violations of the Code of Ethics that I am aware of. I acknowledge that the Code of Ethics is a statement of policies for business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.

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